Exhibit 10.4

CONSENT

CONSENT (this “Consent”), dated as of October 29, 2008, from the holders identified on the signature pages hereto (the “Holders”) of 12 1/2 % Senior Secured Notes due 2012 (Cusip No. 069827 AG 8) (the “Existing Notes”) issued by Baseline Oil & Gas Corp. (the “Company”), pursuant to an Indenture, dated as of October 1, 2007 (the “Indenture”), between the Company and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee and collateral agent (the “Trustee”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to them in the Indenture.

WHEREAS, pursuant to Section 4.15 of the Indenture, the Company previously made a Change of Control Offer and consent solicitation pursuant to that Change of Control Offer to Purchase and Consent Solicitation Statement dated August 8, 2008 (the “Offer Statement”) as a result of a Change of Control, in which holders delivered all outstanding Existing Notes and delivered consents with respect to all outstanding Existing Notes.

WHEREAS, the Company did not pay (i) the offer consideration, in the amount of 101% of the principal amount of the delivered Existing Notes, together with accrued and unpaid interest thereon to October 6, 2008 (the “Offer Consideration”), or (ii) the consent fee, in the amount of 2% of the principal amount of the Existing Notes for which consents were delivered (the “Consent Fee”), each of which became due on October 6, 2008 pursuant to the Offer Statement.

WHEREAS, the Company has requested the holders of the Existing Notes, and Holders are willing, to the extent, and subject to the conditions, provided herein with respect to the principal amount of the Existing Notes specified below its name on its signature page hereto (which constitute all of such Holder’s Existing Notes): (1) to waive certain Defaults and Events of Default under the Indenture; (2) to agree to (a) the amendment and restatement of the Indenture, in the form of the Amended and Restated Indenture between the Company and the Trustee attached as Annex A hereto (the “Amended and Restated Indenture”) and (b) the amendment of the Intercreditor Agreement, in the form of the First Amendment to Intercreditor Agreement attached as Annex B hereto (the “First Amendment to Intercreditor Agreement”); (3) to exchange their Existing Notes for 15% Senior Secured PIK Notes due 2009 of the Company, substantially in the form of Exhibit F to the Amended and Restated Indenture (the “New Notes”); and (4) to direct the Trustee to refrain from exercising on their behalf any remedy available to it under the Indenture with respect to such Defaults and Events of Defaults, in each case, as set forth below in more detail.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned holder of the Existing Notes covenants and agrees as follows:

1. Each Holder represents and warrants that, as of the date it delivered its signature page hereto, (i) it owns the aggregate principal amount of the Existing Notes specified below its name on its signature page hereto, (ii) such Existing Notes are held through the book-entry facilities of DTC by the DTC participant set forth below its name on its signature page hereto, (iii) it has full power and authority to deliver this Consent and to deliver the Existing Notes held by it in exchange for New Notes and (iv) this Consent and the Existing Notes delivered hereby will not be subject to any adverse claim created by such Holder.

2. With respect to the Existing Notes delivered, each Holder, subject to the satisfaction of the Specified Conditions (as defined below) or the waiver thereof by it, waives the following existing Defaults and Events of Default under the Indenture (collectively, the “Specified Defaults”):

a) the Company’s failure to pay the Offer Consideration on the Change of Control Payment Date, as contemplated by the Offer Statement;

b) the Company’s failure to pay accrued and unpaid interest on the Existing Notes on October 1, 2008 (the “Unpaid Coupon”);

c) the Company’s failure to comply with Section 4.31 or 4.32 of the Indenture;

d) the Company’s failure to comply with Section 4.12 of the Indenture to the extent that any Hedging Obligation of the Company or any of its Restricted Subsidiaries fails to constitute Permitted Indebtedness described in clause (5) of the definition thereof due to the failure of such Hedging Obligation to satisfy the subordination requirements of such clause; and

e) the Company’s failure to comply with Section 4.06(b) of the Indenture with respect to any Specified Defaults.

3. With respect to the Existing Notes delivered, each Holder, subject to the satisfaction of the Specified Conditions or the waiver thereof by it, waives any right to have interest accrue at the default rate specified in Section 4.01 of the Indenture and paragraph 1 of the Existing Notes on the interest not paid on October 1, 2008 or any Offer Consideration not paid on October 6, 2008.

4. With respect to the Existing Notes delivered, each Holder (i) agrees to permit the Company and the Trustee to (a) amend and restate the Indenture substantially in the form of the Amended and Restated Indenture and (b) amend the Intercreditor Agreement to give effect to the amendments contained in the First Amendment to Intercreditor Agreement, and (ii) authorizes and directs the Trustee to execute the Amended and Restated Indenture and the First Amendment to Intercreditor Agreement.

5. Upon satisfaction of the Specified Conditions or the waiver thereof by it, each Holder will irrevocably deliver the Existing Notes held by it to The Bank of New York Mellon, as depositary (the “Depositary”), in exchange for New Notes in the principal amount of 103% of the Existing Notes so delivered (the “Note Transaction”). By accepting the benefits of this Consent, the Company irrevocably agrees to (a) accept each consent that may be delivered after the date hereof by any holder of an Existing Note to the extent such consent is effected by the delivery by such holder of its executed signature page hereto (each such holder so consenting is referred to herein as a “Subsequent Holder”), (b) promptly issue to such Holder (including any Subsequent Holder) New Notes in exchange for such Existing Notes delivered by such Holder, (c) promptly cancel all such delivered Existing Notes so exchanged and (d) allow Subsequent Holders to participate in the Note Transaction through the maturity date of the New Notes. For purposes of the Note Transaction, the undersigned understands that the Company will be deemed to have accepted for exchange delivered Existing Notes if, as and when the Company gives oral or written notice thereof to the Depositary.

Effective upon its receipt of the New Notes under the Note Transaction and subject to the satisfaction of the Specified Conditions or the waiver thereof by it, each Holder hereby (i) sells, assigns and transfers to the Company all right, title and interest in and to the Existing Notes delivered, (ii) waives any and all other rights with respect to such Existing Notes and (iii) releases and discharges the Company from any and all claims it has now, or may have in the future, arising out of, or related to, such Existing Notes, including without limitation, any claims that the undersigned is entitled to receive the Offer Consideration with respect to such Existing Notes, other than, in each case, the right to receive the Unpaid Coupon in respect thereof to the extent such Holder was the holder thereof on the applicable Record Date.

Each Holder and the Company acknowledge that a holder of the Existing Notes (including any Holder) may become a signatory to this Consent subsequent to the date hereof as a Subsequent Holder pursuant to the delivery of a signature page (or in the case of an existing Holder, an additional signature page) hereto. Upon delivery of such Subsequent Holder’s consent and delivery of its Existing Notes under the Note Transaction such Subsequent Holder shall be entitled to receive (i) New Notes in the aggregate principal amount provided under this Section 5 and Section 9 hereof under the Note Transaction and in consideration for delivery of this Consent, respectively (the “Subsequent Holder Notes”) and (ii) a sum (the “Make-Whole Amount”) equal to the interest that would otherwise have accrued and been payable under the Subsequent Holder Notes to the Subsequent Holder if it had held the Subsequent Holder Notes since October 30, 2008. The Make-Whole Amount will be payable to the Subsequent Holder in cash and by delivery of PIK Notes in the same manner as provided (and defined) in the Amended and Restated Indenture; provided, however, that the Make-Whole Amount shall be reduced by an amount (the “Off-Set Amount”) equal to the accrued interest, if any, paid to the Subsequent Holder in respect of the Existing Notes delivered by such Subsequent Holder prior to the date the Company accepts such delivery. The Off-Set Amount shall be applied first against the cash portion payable under the Make-Whole Amount and, to the extent the Off-Set Amount exceeds such cash portion, then as a reduction in the principal amount of PIK Notes issuable to the Subsequent Holder under the Make-Whole Amount.

6. Subject to the satisfaction of the Specified Conditions or the waiver thereof by it, each Holder of any New Note, on behalf of itself and any subsequent holder thereof, agrees that any obligations of the Company under Section 4.15 of the Amended and Restated Indenture in connection with any Change of Control occurring after the date hereof shall not be applicable with respect to any New Note. Not in limitation but in furtherance of the immediately preceding sentence, the Company shall not have any obligation to make a Change of Control Offer to any holder (including such Holder) of any New Note that was issued to such Holder (or any PIK Note issued in respect thereof) or purchase any such New Note (or PIK Note) in connection with a Change of Control occurring after the date hereof.

7. Subject to the satisfaction of the Specified Conditions or the waiver thereof by it, with respect to the Existing Notes delivered, each Holder waives any right to payment of the Consent Fee under (and as defined in) the Offer Statement. The Company acknowledges and confirms that, as a result of the failure of it to pay the Consent Fee on October 6, 2008, the Consent Solicitation (as such term is defined in the Offer Statement) and the actions contemplated thereby, including the proposed modification of the Indenture, are null and void and without effect as to the Company or any holder.

8. Subject to the satisfaction of the Specified Conditions or the waiver thereof by it, pursuant to Section 6.05 of the Indenture each Holder authorizes and directs the Trustee to refrain from exercising on its behalf any remedy available to it under the Indenture (including any remedy specified in Article Six thereof or of the Amended and Restated Indenture) with respect to any Specified Default. For the avoidance of doubt, each Holder reserves its rights to direct the Trustee to exercise any remedy upon the occurrence and during the continuance of any Event of Default under the Amended and Restated Indenture.

9. As consideration for this Consent and the actions contemplated hereby, upon acceptance by the Company of this Consent and the Existing Notes delivered, the Company shall issue to each Holder a New Note in the principal amount equal to 1.25% of the principal amount of the Existing Notes delivered by it under the Note Transaction.

10. Each Holder shall take such actions as may be required to implement this Consent through the book-entry facilities of DTC to effect the transactions discussed herein, and hereby authorizes the Company to take any such actions on its behalf. The aggregate principal amount of any Global Note with respect to the Existing Notes shall be decreased by adjustment on the records of the Trustee to reflect the delivery of any Existing Notes under this Consent.

11. Notwithstanding anything to the contrary contained herein, this Consent and the actions contemplated hereby with respect to each Holder are conditioned upon and subject to satisfaction of the following (together with the issuance of the New Notes required to be issued under Section 9 hereof, the “Specified Conditions”):

a) the Lenders and the holders of all First Priority Claims and, if applicable, the Company shall have entered into an amendment or waiver to the Credit Agreement and the other Loan Documents, in form reasonably satisfactory to each Holder (other than a Subsequent Holder);

b) execution by the Company, the Trustee and, with respect to the First Amendment to Intercreditor Agreement, the First Priority Agent, of the Amended and Restated Indenture and the First Amendment to Intercreditor Agreement; and

c) the Company shall have paid the Unpaid Coupon in full in cash to the holders (including all applicable Holders) who held the Existing Notes on the applicable record date.

12. Each Holder, upon reasonable request of the Company, the Trustee or the Depositary, will execute and deliver additional documents and take such further acts that are necessary or desirable to effect the transactions contemplated hereby. Expenses relating to the preparation of any such documents or taking any such further acts shall be at the Company’s cost.

13. By accepting the benefits of this Consent, the Company shall do all things necessary to authorize the creation of the New Notes and to authenticate and issue the New Notes under the Amended and Restated Indenture.

14. By accepting the benefits of this Consent, the Company, on behalf of itself and each Guarantor, hereby (i) confirms that the grants, assignments and pledges to the Collateral Agent for the benefit of itself and the ratable benefit of the holders of the Notes in all Collateral secure not only the Obligations in respect of the Existing Notes but also the New Notes (including, without limitation, all PIK Notes) on an equal and ratable basis and (ii) agrees to take any actions necessary to cause the New Notes to be so secured under all Collateral Agreements and such Liens securing the New Notes (including, without limitation, all PIK Notes) to be perfected to the extent required thereunder.

THIS CONSENT SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

This Consent may be executed by one or more of the parties to this Consent on any number of separate counterparts (including by telecopy or electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

In case any provision in this Consent shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

This Consent shall be binding upon and inure to the benefit of the undersigned (including, without limitation, any Subsequent Holder) and the Company and their respective successors and assigns.

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IN WITNESS WHEREOF, the undersigned has caused this consent to be duly executed as of the date first set forth above.

Dated as of: October 30, 2008	CEDE & CO.
(Name of holder)

	By:	/s/ Cede & Co.
Name:
Title:

Aggregate Principal Amount of Existing Notes held:

$ 100,000,000

[Consent for Amended and Restated Indenture No. 1]

The foregoing Consent is hereby confirmed and accepted as of the date first set forth above.

Baseline Oil & Gas Corp.

By:	/s/ Patrick H. McGarey
	Name:	Patrick H. McGarey
	Title:	Chief Financial Officer

[Consent for Amended and Restated Indenture No. 1]

Annex A: Form of First Amended and Restated Indenture

[OMITTED FROM FILING]

Annex B: First Amendment to Intercreditor Agreement

[OMITTED FROM FILING]